CONSENT OF BDO SEIDMAN, LLP,
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
MicroTel International, Inc.


We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-74281, 333-71035, 333-69571, 333-12567, 33-22518,
33-27454, 33-77926, 33-32271 and 33-32771) on Form S-8 of our report dated
March 3, 2000, except as to the penultimate paragraph of Note 9 which is as of January 22, 2001, relating to the consolidated financial statements and consolidated financial statement schedule of MicroTel International, Inc. appearing in Amendment No. 3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



                                                     /S/ BDO SEIDMAN, LLP



Orange County, California
April 6, 2001